Exhibit 99.1

Gaiam Announces Third Quarter 2011 Results

Boulder, CO, November 2, 2011 — Gaiam, Inc. (NASDAQ: GAIA), a lifestyle media company, announced today results for its third quarter ended September 30, 2011. Gaiam will host a conference call today, November 2, 2011, at 2:30 p.m. MDT (4:30 p.m. EDT) to review the results.

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Passcode:	GAIAM

The conclusion of the third quarter brought to close a period of significant change for Gaiam. During the quarter, Gaiam continued to make investments in its digital distribution capabilities through the launch of Gaiam TV and expansion of third party digital distribution agreements, including a direct agreement with iTunes. The Company began to ship product under its recently announced role as entertainment media aggregator for a large retailer and is in discussion with various independent studios to leverage and expand this distribution to other retailers. The Company also launched The Firm Express, its first direct response television program under a repositioned business model designed to maintain brand alignment and capitalize on Gaiam’s large distribution reach. In late July, Gaiam ended its third party fulfillment arrangement and returned to a more favorable direct relationship with the entertainment media department of Wal-Mart.

Gaiam’s solar subsidiary’s acquisition of Alteris Renewables, consolidated for accounting purposes as of June 21, 2011, is expected to close in November. During the third quarter, Real Goods Solar recognized a loss from this acquired business, but anticipates a profit from Alteris during the fourth quarter of 2011.

Net revenue for the third quarter ended September 30, 2011 increased 1.4% to $73.3 million from $72.3 million recorded during the same quarter last year.

Gross profit decreased to $31.9 million, or 43.5% of net revenue, for the third quarter of 2011 from $33.2 million, or 45.9% of net revenue, during the comparable quarter last year. The decline in gross margin was due to increased revenues in the lower margin solar segment. Excluding the solar segment, gross margin improved to 57.6% during the third quarter of 2011 from 56.5% during the same quarter last year.

Selling and operating expenses increased to $29.9 million, or 40.7% of net revenue, during the third quarter of 2011, from $29.2 million, or 40.3% of net revenue, during the same quarter last year. The increase was primarily the result of additional investments in digital infrastructure, higher costs associated with a third party media fulfillment program with a large retailer that was subsequently terminated in July and the accounting consolidation of the solar segment’s pending acquisition of Alteris, partially offset by reduced catalog circulation and television advertising in the direct to consumer segment.

Corporate, general and administration expenses increased to $3.3 million, or 4.5% of net revenue, during the third quarter of 2011 from $2.9 million, or 4.1% of net revenue, during the same quarter last year as a result of the solar segment’s consolidation of Alteris.

Subsidiary’s acquisition-related costs of $0.4 million during the third quarter of 2011 represented transaction expenses incurred by the Company’s solar segment as a result of its acquisition of Alteris.

Including the impact of the solar subsidiary’s acquisition transaction costs, lost sales from the Borders’ bankruptcy and inefficiencies from the solar segment’s not yet integrated business acquisition, the loss from operations during the third quarter was $1.6 million compared to operating income of $1.1 million during the same quarter last year. Consolidated net loss was $1.2 million, or $0.05 per share, during the quarter compared net income of $0.9 million, or $0.04 per share, during the same quarter last year. Alteris’ pre-acquisition operating loss run-rate of over $2.0 million per quarter was reduced to $0.5 million for the third quarter of 2011 and Real Goods Solar expects to report a profit from the acquired business during the fourth quarter of 2011.

During the nine months ended September 30, 2011, net revenue declined to $178.9 million from $190.9 million during same period of last year. Net loss for the first nine months of 2011 was $6.4 million, or $0.27 per share, compared to net income of $59,000, or $0.00 per share, during the same period last year. The declines are primarily attributable to the transactional and fixed operating costs associated with the solar segment’s acquisition and the issues mentioned above, as well as previously explained in-stock level problems experienced at the Company’s two largest retail partners earlier in the year.

Since mid-August, the Company has repurchased approximately 628,000 shares of its Class A common stock in open market transactions, bringing the total number of shares repurchased by the Company to approximately 5.43 million, or 23.9% of the 22.7 million shares currently outstanding. The Company ended the third quarter with $27.5 million in cash compared to $28.8 million at the beginning of the year. The working capital ratio at the end of the quarter was 2.4 and excluding the solar segment, the working capital ratio was 4.2.

In September, the Company launched its digital platform (GaiamTV.com), allowing the Company to further leverage its existing subscriber base and catalog and Internet consumer relationships to grow its digital sales through the delivery of mostly exclusive media content. Gaiam TV subscribers are able to browse and stream extensive edu-tainment content, as well as create customized fitness and yoga playlists based on level of expertise, instructors, interests or desired time commitment. The platform accommodates multiple consumer access points, such as the Internet URL, IPAD and IPHONE apps, and a dedicated Roku channel. The Company is nearing completion of response and usability studies and expects to begin promoting the site late in the fourth quarter and to add an application widget pre-loaded on Samsung Internet enabled TVs and access through Verizon Fios by Christmas.

“We are excited about the advancement of our long term strategies including the launch of Gaiam TV, growth in our digital distribution network, and the rollout and expansion of our media aggregator role as well as the Gaiam flagship retail store,” said Lynn Powers, CEO. “We are pleased to announce that the third quarter marks the end of the negative effects from certain retail bankruptcies, acquisition costs and the ineffective third party fulfillment program.”

“We are disappointed with the longer than expected impact of negative factors into our third quarter,” said Jirka Rysavy, Chairman. “However, we are pleased with the progress of Gaiam TV and the early results of its market study. We are continuing to acquire exclusive digital content, as well as investigate opportunities to expand our product offerings through business, product, and/or digital content acquisitions.”

A replay of the call will begin approximately one hour after the end of the call and will continue until 11:59 p.m. CT on November 9, 2011.

Replay	(866) 499-4574 (domestic) or (203) 369-1808 (international)
Passcode:	GAIAM (42426)

About GAIAM

Gaiam, Inc. (NASDAQ: GAIA) is a leading producer and marketer of lifestyle media and fitness accessories. With a wide distribution network that consists of retail doors, store within stores, a digital distribution platform and 10 million direct customers, Gaiam is dedicated to providing solutions for the many facets of healthy and eco-conscious living. The Company dominates the health and wellness category and releases non-theatrical programming focused on family entertainment and conscious media. In addition, Gaiam has exclusive licensing agreements with Discovery Communications and other licensing partners. For more information about Gaiam, please visit www.gaiam.com or call 1.800.869.3603.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Gaiam believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Gaiam’s filings with the Securities and Exchange Commission. Gaiam assumes no duty to update any forward-looking statements.

Contacts:

Stephen J. Thomas	John Mills
Chief Financial Officer and Investor Relations	Senior Managing Director, ICR
303-222-3782	310-954-1105
Steve.thomas@gaiam.com	john.mills@icrinc.com

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30, 2011		Three Months Ended September 30, 2010
Net revenue	$73,333	100.0%	$72,328	100.0%
Cost of goods sold	41,419	56.5%	39,164	54.1%

Gross profit	31,914	43.5%	33,164	45.9%
Selling and operating	29,860	40.7%	29,161	40.3%
Corporate, general and administration	3,311	4.5%	2,930	4.1%
Subsidiary’s acquisition-related costs	383	0.5%	—	0.0%

Income (loss) from operations	(1,640)	-2.2%	1,073	1.5%
Interest and other income (expense)	(15)	0.0%	1,058	1.5%

Income (loss) before income taxes	(1,655)	-2.2%	2,131	3.0%
Income tax expense (benefit)	(466)	-0.6%	801	1.1%

Net income (loss)	(1,189)	-1.6%	1,330	1.9%
Net (income) attributable to the noncontrolling interest	(40)	-0.1%	(478)	-0.7%

Net income (loss) attributable to Gaiam, Inc.	$(1,229)	-1.7%	$852	1.2%

Weighted-average shares outstanding:
Basic	23,205		23,253
Diluted	23,205		23,352
Net income (loss) per share attributable to Gaiam, Inc. common shareholders:
Basic	$(0.05)		$0.04
Diluted	$(0.05)		$0.04

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Nine Months Ended September 30, 2011		Nine Months Ended September 30, 2010
Net revenue	$178,854	100.0%	$190,937	100.0%
Cost of goods sold	98,478	55.1%	96,636	50.6%

Gross profit	80,376	44.9%	94,301	49.4%
Selling and operating	79,209	44.3%	85,946	45.0%
Corporate, general and administration	9,143	5.1%	8,965	4.7%
Subsidiary’s acquisition-related costs	2,393	1.3%	—	0.0%

Loss from operations	(10,369)	-5.8%	(610)	-0.3%
Interest and other income	92	0.0%	1,197	0.6%

Income (loss) before income taxes	(10,277)	-5.8%	587	0.3%
Income tax expense (benefit)	(3,169)	-1.8%	71	0.0%

Net income (loss)	(7,108)	-4.0%	516	0.3%
Net (income) loss attributable to the noncontrolling interest	738	0.4%	(457)	-0.3%

Net income (loss) attributable to Gaiam, Inc.	$(6,370)	-3.6%	$59	0.0%

Weighted-average shares outstanding:
Basic	23,272		23,212
Diluted	23,272		23,361
Net income (loss) per share attributable to Gaiam, Inc. common shareholders:
Basic	$(0.27)		$0.00
Diluted	$(0.27)		$0.00

GAIAM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 30, 2011	December 31, 2010
Assets
Current assets:
Cash	$27,446	$28,773
Restricted cash	214	—
Accounts receivable, net	37,665	50,322
Inventory, net	39,883	33,218
Deferred advertising costs	3,423	2,341
Receivable and deferred tax assets	5,206	8,803
Note receivable and other current assets	12,106	10,220

Total current assets	125,943	133,677
Property and equipment, net	29,187	27,861
Media library, net	15,311	15,596
Deferred tax assets	15,237	3,509
Goodwill	45,158	25,861
Other intangibles, net	1,119	813
Other assets	606	480

Total assets	$232,561	$207,797

Liabilities and Equity
Current liabilities:
Line of credit	$1,077	$—
Accounts payable	36,336	27,837
Accrued liabilities	7,759	10,834
Debt	2,472	—
Deferred revenue and other current liabilities	3,935	—

Total current liabilities	51,579	38,671
Total equity	180,982	169,126

Total liabilities and equity	$232,561	$207,797

Non-GAAP Financial Measures

We have utilized the non-GAAP information set forth below as an additional device to aid in understanding and analyzing our financial position at September 30, 2011. We believe that this non-GAAP measure will allow for a better evaluation of the impact on the Company’s financial position from the Company’s solar subsidiary’s acquisition of Alteris and facilitate meaningful comparison of the Company’s financial position at the end of the current period to that at the end of prior periods and future periods. Reference to this non-GAAP measure should not be considered a substitute for financial results that are presented in a manner consistent with GAAP.

A reconciliation of our GAAP condensed consolidated balance sheet at September 30, 2011 to our non-GAAP condensed consolidated balance sheet excluding Alteris is set forth below (unaudited, in thousands):

	Consolidated Gaiam	Alteris	Gaiam Excluding Alteris
Assets
Current assets:
Cash	$27,446	$1,044	$26,402
Restricted cash	214	214	—
Accounts receivable, net	37,665	6,215	31,450
Inventory, net	39,883	7,629	32,254
Deferred advertising costs	3,423	—	3,423
Receivable and deferred tax assets	5,206	798	4,408
Intercompany receivable (payable)	—	(3,002)	3,002
Note receivable and other current assets	12,106	2,959	9,147

Total current assets	125,943	15,857	110,086
Property and equipment, net	29,187	1,345	27,842
Media library, net	15,311	—	15,311
Deferred tax assets	15,237	4,983	10,254
Goodwill	45,158	19,297	25,861
Other intangibles, net	1,119	490	629
Other assets	606	—	606

Total assets	$232,561	$41,972	$190,589

Liabilities and Equity
Current liabilities:
Line of credit	$1,077	$1,077	$—
Accounts payable	36,336	11,260	25,076
Accrued liabilities	7,759	2,272	5,487
Debt	2,472	2,472	—
Deferred revenue and other current liabilities	3,935	3,829	106

Total current liabilities	51,579	20,910	30,669
Total equity	180,982	21,062	159,920

Total liabilities and equity	$232,561	$41,972	$190,589